Exhibit 4.3





               ARTICLES SUPPLEMENTARY CLASSIFYING
            395,834 SHARES OF BENEFICIAL INTEREST
                               AS
         SERIES C CUMULATIVE REDEEMABLE PREFERRED SHARES
                               OF
           BENEFICIAL INTEREST OF KRANZCO REALTY TRUST


              (Pursuant to Section 8-203(b) of the
              Corporations and Associations Article
               of the Annotated Code of Maryland)



          Kranzco Realty Trust, a real estate investment trust organized and existing under the laws of the State of Maryland (the "Company"), and having its executive office at 128 Fayette Street, Conshohocken, Pennsylvania 19428, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Pursuant to the authority granted to and vested in the Board of Trustees of the Company (the "Board of Trustees") in accordance with the Amended and Restated Declaration of Trust of the Company, dated November 4, 1992, as amended (the "Declaration of Trust"), the Board of Trustees at a meeting duly convened and held on November 7, 1996 adopted resolutions authorizing and establishing a separate class of preferred shares of beneficial interest, out of the 100,000,000 authorized shares of beneficial interest of the Company (the "Shares"), consisting of 395,834 preferred shares of beneficial interest to be known as the "Series C Cumulative Redeemable Preferred Shares of Beneficial Interest" (the "Series C Preferred Shares"). The Series C Preferred Shares shall have a par value of $.01 per share. The preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the Series C Preferred Shares, which shall be deemed to be part of
Article VI of the Declaration of Trust, are as follows:

"Series C Cumulative Redeemable Preferred Shares of Beneficial
Interest:

A.   Dividends.

     1. The holders of the Series C Preferred Shares shall be entitled to receive dividends, as and when declared by the Board of Trustees, out of funds legally available for the purpose, at the rate of eight percent (8%) per annum of the Liquidation Preference, payable in quarterly installments on the last day of January, April, July and October of each year (each such date being a "Dividend Payment Date") with respect to the immediately preceding calendar quarter. The first Dividend Payment Date shall be April 30, 1997. If any Dividend Payment Date shall fall on a Saturday, Sunday or legal holiday, then such dividend shall be paid on the next business day following such Dividend Payment Date.

     2. Each dividend shall be fully cumulative and shall accrue (whether or not declared), on a daily basis without compounding and without interest, from February 27, 1997.

     3. Dividends on the Series C Preferred Shares shall be paid in cash at the close of business on each Dividend Payment Date to the holders of record on the last day of the immediately preceding month (i.e., the last day of March, June, September and December of each year). All dividends on the Series C Preferred Shares shall be paid to each holder entitled thereto pro rata based on the number of Series C Preferred Shares held by such holder.

     4. The holders of shares of the Series C Preferred Shares shall be entitled to receive dividends provided for in this Paragraph (A) in preference to and with priority over any dividends on and other distributions in respect of the Common Shares of Beneficial Interest of the Company or any other class or series of shares or equity securities of the Company heretofore or hereafter authorized which by its terms ranks junior to the Series C Preferred Shares in respect of dividend rights and rights of liquidation, dissolution and winding up of the affairs of the Company (the "Junior Securities"). So long as any shares of the Series C Preferred Shares are outstanding, the Company shall not declare, pay or set apart for payment any dividend on account of, or set apart for payment money for a sinking or other similar fund for the purchase, redemption or other retirement of any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Security, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), unless full dividends on all outstanding shares of the Series C Preferred Shares shall have been paid in full or a sum set apart sufficient for the full payment thereof.

     5. Upon issuance, the Series C Preferred Shares will rank on a parity as to distributions with (i) the Series A Increasing
Rate Cumulative Convertible Preferred Shares of Beneficial
Interest of the Company (the "Series A-1 Preferred Shares"),
(ii) the Series B-1 Cumulative Convertible Preferred Shares of
Beneficial Interest of the Company (the "Series B Preferred
Shares"), and (iii) Series B-2 Cumulative Convertible Preferred Shares of Beneficial Interest of the Company (the "Series B-2 Preferred Shares,"), and, together with the Series B-1 Preferred Shares, the "Series B Preferred Shares").

B. Voting Rights. Except as required by law, the holders of the Series C Preferred Shares shall have no right to vote at any meeting of shareholders of the Company. Except as required by law, holders of the Series C Preferred Shares shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote on or consent to any matter.

C.   Liquidation Preference.

     1. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of the Series C Preferred Shares then outstanding shall be entitled to receive, out of the assets of the Company, $10.00 per share (the "Liquidation Preference") plus an amount per share equal to all accrued and unpaid dividends thereon, if any, up to the date of liquidation, dissolution or winding up of the affairs of the Company, before any distribution or payment is made on the Common Shares of Beneficial Interest of the Company or any other class of Junior Securities. If upon any liquidation, dissolution or winding up of the affairs of the Company, the assets distributable among the holders of Series C Preferred Shares and all other classes and series of shares of beneficial interest which by their terms rank (as to any such distribution of assets) on a parity with the Series C Preferred Shares are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Company thus distributable shall be distributed ratably among the holders of Series C Preferred Shares and such other classes and series of shares of beneficial interest which by their terms rank (as to any such distribution of assets) on a parity with the Series C Preferred Shares in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

     2. Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company, nor the merger or consolidation of the Company into or with any corporation, nor the merger of any corporation with or into the Company, shall be deemed to be a dissolution, liquidation or winding up of the affairs of the Company within the meaning of this Paragraph (C), unless such sale, lease or conveyance shall be in connection with a plan of liquidation, dissolution or winding up of the affairs of the Company.

     3. Upon issuance, the Series C Preferred Shares will rank on a parity with the Series A-1 Preferred Shares and the Series B
Preferred Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company.

D.   Redemption.

     1. Mandatory Redemption. The Company shall, to the extent that funds are legally available therefor, redeem in eight equal quarterly installments on the last day of January, April, July and October of each calendar year, beginning April 30, 1997, until all outstanding shares of the Series C Preferred Shares have been redeemed, at a redemption price per Series C Preferred Share (the "Redemption Price per Series C Preferred Share") equal to the Liquidation Preference plus an amount equal to the accrued and unpaid dividends, if any, allocable to such Series C Preferred Share. All shares to be so redeemed shall be redeemed from each holder of Series C Preferred Shares pro rata based on the number of Series C Preferred Shares held by such holder. Notwithstanding the immediately preceding sentence, if (i) the Company shall fail to discharge any mandatory redemption obligation contained in this Subparagraph (D)(1) for any reason, (ii) the Company shall have failed to pay a distribution on the outstanding Series C
Preferred Shares for any quarter within five days of the distribution payment date therefor or (iii) the Company merges or consolidates with or into any entity, unless (A) immediately following such merger or consolidation, more than 50% of the surviving company's issued and outstanding voting securities are held by the holders of the Company's issued and outstanding voting securities immediately prior to such merger or consolidation and (B) effective provision is made in the charter documents of the surviving person or entity or otherwise for the recognition, preservation and protection of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends or other distributions of the Series
C Preferred Shares, then (x) no dividends or other distributions shall be paid on the Common Shares of Beneficial Interest of the Company, any other class of Junior Securities or any class or series of shares or equity securities of the Company heretofore or hereafter authorized which by its terms ranks on a parity with the Series C Preferred Shares in respect of dividend rights and rights of liquidation, dissolution and winding up of the affairs of the Company and (y) the Company shall immediately redeem all outstanding shares of the Series C Preferred Shares at the Redemption Price per Series C Preferred Share.

          If the Company shall fail to discharge any mandatory redemption obligation due to the fact that funds are not legally available, such mandatory redemption obligation shall be discharged as soon as the Company has funds legally available therefor to discharge such obligation.

     2. Optional Redemption. The Board of Trustees shall have the right, but not the obligation, to redeem an unlimited number of shares of the Series C Preferred Shares at the Redemption Price per Series C Preferred Share at any time, and from time to time. In the event of the redemption of only a part of the outstanding shares of the Series C Preferred Shares, the shares to be redeemed shall be redeemed from each holder of Series C Preferred Shares pro rata based on the number of Series C Preferred Shares held by such holder. In the event of an optional redemption of Series C Preferred Shares pursuant to these Articles Supplementary, the Company shall have the right to apply any such optionally redeemed Series C Preferred Shares in satisfaction of its mandatory redemption obligations pursuant to these Articles Supplementary, in such order as the Company shall determine in its sole discretion.

     3.   Redemption Procedures.

          (a) In the event of any redemption of shares of the Series C Preferred Shares, written notice of such redemption (a "Redemption Notice") shall be given by the Company to the holders of record of such shares at such holders' addresses as the same appear on the share register of the Company, by certified or registered mail, postage prepaid; provided, however, that neither the failure to give a Redemption Notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of the Series C Preferred Shares except as to the holder to whom the Company has failed to give a Redemption Notice or except as to the holder whose Redemption Notice was defective. Each such Redemption Notice shall state (i) the proposed date of redemption; (ii) the number of shares of the Series C Preferred Shares owned by the shareholder receiving such notice to be redeemed; (iii) the Redemption Price per Series C Preferred Share for such shares; and (iv) the place where certificates for such shares are to be surrendered for payment of such redemption price.

          (b) Upon surrender of the certificates representing the Series C Preferred Shares in accordance with the Redemption
Notice, such shares shall be redeemed by the Company at the applicable Redemption Price as provided for herein.

          (c) The Company shall have the right, on the date on which the Redemption Notice has been given as above provided or any subsequent date, to deposit in trust an amount equal to the aggregate Redemption Price of the shares of the Series C Preferred Shares to be redeemed and in the event of such deposit, notwithstanding that any certificates for shares of the Series C Preferred Shares so called for redemption shall not have been surrendered for cancellation, all rights of the holders of shares of the Series C Preferred Shares to be redeemed shall cease from and after the date of such deposit, other than the right to receive the redemption price as aforesaid.

          Any moneys deposited by the Company pursuant to this Paragraph (D) which shall not be required for such redemption because of the exercise of any right subsequent to the date of such deposit shall be returned to the Company forthwith. Any interest accrued on any funds so deposited shall belong to the Company and be paid to it from time to time. Any funds so deposited and unclaimed at the end of four years from the date of redemption, shall be paid to the Company, after which repayment the holders of shares of the Series C Preferred Shares so called for redemption shall look only to the Company for the payment thereof, without interest.

E. Status of Reacquired Shares. All shares of the Series C Preferred Shares that have been issued and reacquired or redeemed in any manner by the Company shall not be reissued or resold, but shall be cancelled, and the Company may from time to time cause all such shares to be retired in the manner provided by law."

F. Limitations. So long as any Series C Preferred Shares are outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority of the total number of outstanding Series C Preferred Shares, voting as a class, authorize, create or issue any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest having mandatory redemption obligations on the part of the Company senior to the Series C Preferred Shares, or reclassify any shares of beneficial interest into any such senior shares.

          In addition to any other rights provided to the holders of the Series C Preferred Shares by applicable law, so long as any Series C Preferred Shares are outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority of the total number of outstanding Series C Preferred Shares, voting together as a separate class,

          (i) amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of its Declaration of Trust (including, without limitation, these Paragraphs (A) through (F)) so as to adversely affect the preferences, notice rights, distribution and liquidation rights, preferences, restrictions and limitations, redemption rights and privileges or voting powers or rights of the Series C Preferred Shares; or

          (ii) modify an express contract right of the Series C
          Preferred Shares.

The Company with the written consent of the holders of a majority of the Series C Preferred Shares shall have the right to amend, alter or repeal any of the provisions of these Paragraphs (A) through (F) without the approval, consent or vote of any other class of shares of beneficial interest of the Company.

          SECOND:   The Series C Preferred Shares have been
classified by the Board of Trustees under a power contained in the Declaration of Trust.

          THIRD:    These Articles Supplementary have been
approved by the Board of Trustees in the manner and by the vote required by law.

          FOURTH:   Each of the undersigned acknowledges these
Articles Supplementary to be the act of the Company and as to all matters or facts required to be verified under oath, that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under the penalties for perjury.

          FIFTH:    These Articles Supplementary and all docu-
ments, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of the Com-pany by the undersigned in his capacity as a trustee of the Company, which has been formed as a Maryland real estate invest-ment trust pursuant to a declaration of trust of the Company dated July 20, 1992, as amended and restated, and not individually, and neither the trustees, officers nor shareholders of the Company shall be bound or have any personal liability hereunder or thereunder. Holders of the Series C Preferred Shares shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of these Articles Supplementary and all documents, agreements, understandings and arrangements relating hereto and will not seek recourse or commence any action against any of the trustees, officers or shareholders of the Company or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements or transactions between the Company and holders of the Series C Preferred Shares.

                        *     *     *


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          These Articles Supplementary are executed on behalf of
the Company by its Board of Trustees this 18th day of February, 1997.


                              KRANZCO REALTY TRUST (SEAL)


                              /s/ Norman M. Kranzdorf
                              _________________________________
                              Norman M. Kranzdorf


                              /s/ Robert H. Dennis
                              _________________________________
                              Robert H. Dennis


                              /s/ Irving B. Maizlish
                              _________________________________
                              Irving B. Maizlish


                              /s/ Peter D. Linneman
                              _________________________________
                              Dr. Peter D. Linneman


                              /s/ James B. Selonick
                              _________________________________
                              James B. Selonick


                              /s/ E. Donald Shapiro
                              _________________________________
                              E. Donald Shapiro


                              /s/ Edmund Barrett
                              _________________________________
                              Edmund Barrett